Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
(2015 Performance-Based Award - Special Award)

This Agreement (“Agreement”) is made this <Grant Date> by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.    Definitions. Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). Financial and operational terms used in this Agreement (e.g., references to business units or segments) are used consistently with the use of those terms in the Company’s Form 10-K (including exhibits and other documents incorporated therein) for the fiscal year ended December 31, 2014 (the “Form 10-K”) and Form 10-Q for the fiscal quarter ended June 30, 2015. It is understood that references herein to any performance results of the Company mean the applicable operating results of the Company and its Subsidiaries and Affiliates.

2.    Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant and subject to the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two (2.0) times the Target Award Units (the “Maximum Award Units”) plus Dividend Equivalent Units (defined below).

3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.

4.    Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

a.    Performance Period. The “Performance Period” shall be the three-year period commencing with the first day of the Company’s third fiscal quarter of 2015 and ending on the last day of the Company’s second fiscal quarter of 2018.

b.    Certification. The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

i.     the extent to which the Company’s performance results have satisfied the performance criteria set forth in both Subparagraphs c. and d. below; and

ii.     the corresponding number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Performance Period (the date of such certification, the “Certification Date”), but in any event must occur (if at all) on or before August 31, 2018 (the “Expiration Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

c.    Profitability Requirement. The Award shall not vest unless the Company has achieved a combined ratio of 96 or less for the last twelve (12) fiscal month period during the Performance Period,

calculated (i) by reference to the Company’s GAAP financial results, and (ii) in the manner described in the Form 10-K (the “Profitability Requirement”). This section is qualified by the provisions of subparagraph (e) below.

d.    Number of Units Vesting. Provided that the Profitability Requirement has been satisfied, the number of Restricted Stock Units (if any) that vest in connection with the Award will be determined as follows:

i.
The number of personal auto policies in force included in the Company’s Agency auto and Direct auto businesses that are a part of the Company’s Personal Lines segment (“Personal Lines Auto”) and that are combined (or “bundled”) with at least one other Progressive Personal Insurance Product (as defined below) (whether issued at the same time or at different times), as a percentage of all personal auto policies in force included in Personal Lines Auto (the “Bundled Percentage”) on the last day of the Performance Period (the “Ending Bundled Percentage”) will be compared to the Bundled Percentage on the last day of the Company’s second fiscal quarter of 2015 (the “Beginning Bundled Percentage”) to determine the Growth in the Bundled Percentage (determined as described in subparagraph ii below). For purposes of determining the Bundled Percentage:

1.
if a policyholder has more than one personal auto policy in force, then all Progressive Personal Insurance Products attributable to that policyholder shall be deemed to be combined with only one of such personal auto policies in force;

2.
all personal auto policies in force held by a policyholder and/or a policyholder’s spouse (including any policy on which any child(ren) of the policyholder and/or spouse is included) shall be treated as one policy in force; and

3.
“Progressive Personal Insurance Product” shall mean any of the following personal insurance products: (A) any insurance product currently underwritten by the Company or one of its Subsidiaries or Affiliates and included in the Company’s special lines business unit that is a part of the Company’s Personal Lines segment; (B) any other personal umbrella insurance policies underwritten by the Company or one of its Subsidiaries or Affiliates; and (C) any personal homeowners, condominium owners or renters insurance policies obtained by a policyholder through Progressive Home Advantage (or any successor program), including Platinum (or any successor program) (“PHA”), whether underwritten by the Company or one of its Subsidiaries or Affiliates or by an un-Affiliated third party insurance company; provided, that for purposes of clarification only, any non-PHA products offered through Progressive Advantage Agency and for which the Company or one or more of its Subsidiaries or Affiliates receives only a commission or referral fee, but which are not included in the Company’s policies in force calculations, will be excluded from the term “Progressive Personal Insurance Product.”

ii.
Growth in the Bundled Percentage will be determined by dividing the Ending Bundled Percentage by the Beginning Bundled Percentage and subtracting one (1). For example, if the Beginning Bundled Percentage is 10% and the Ending Bundled Percentage is 13%, then the growth in the Bundled Percentage is 30% (13% /10% -1=1.30-1=.30=30%).

iii.	If the Growth in the Bundled Percentage is at least twenty percent (20%), then the applicable calculation required by the following table will determine the number of Restricted Stock Units vesting:

Growth in the Bundled Percentage	Determination of the Number of Units Vesting
If Growth in the Bundled Percentage is 40% or more	The number of Units to vest will equal Target Award Units x 2.0 (i.e., the Maximum Award Units)
If Growth in the Bundled Percentage is more than 20% but less than 40%
The number of Units to vest will be in proportion to the extent to which the Growth in the Bundled Percentage exceeds 20%

Target Award Units x (1.0 + (Growth in the Bundled Percentage - 20) divided by 20)

For example, if the Growth in the Bundled Percentage is 30%, then the Number of Units that will vest will be:

Target Award Units x (1+((30-20)/20)) or
Target Award Units x 1.5

If Growth in the Bundled Percentage is exactly 20%	The number of Units to vest will equal Target Award Units

iv.	If the Growth in the Bundled Percentage is not at least 20%, or if the Profitability Requirement has not been satisfied, none of the Award shall vest, and the Award shall be forfeited in its entirety.

e.    Exclusions.  For purposes of determining whether the Profitability Requirement is satisfied, to the extent permitted under Section 162(m), the following items will be excluded from, to the extent that any such item would otherwise be included in, the calculation of the Company’s combined ratio: (1) the financial results (if such results can be separately determined) attributable to the operations of an entity, business, product line or product that does not constitute a Progressive Personal Insurance Product and that is acquired or disposed of by the Company, or any of its Subsidiaries or Affiliates, during the Performance Period; and (2) all other items of gain, loss or expense determined to be extraordinary or unusual in nature under GAAP that are recognized or incurred during the Performance Period.

f.    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat individual participants differently for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Committee’s certification of the Award, the Award has terminated or been forfeited under the terms and conditions of the Plan or this Agreement.

5.    Expiration of Award. Notwithstanding anything to the contrary in this Agreement, if Participant’s rights in and to the Award have not vested in accordance with Paragraph 4 of this Agreement on or before the Expiration Date, this Award shall expire at 11:59 p.m. on the Expiration Date. Upon such expiration, the Award shall terminate automatically, and Participant shall have no further rights with respect to the Award.

6.    Dividend Equivalents. Subject to this Paragraph 6, Participant shall be credited with Dividend Equivalents with respect to the outstanding Award with respect to dividends for which a record date occurs prior to the vesting date. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the value of the Dividend Equivalents by the Fair Market Value of the Company’s Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the

Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. The Units resulting from the reinvestment of such Dividend Equivalents (“Dividend Equivalent Units”) and, if applicable, cash value resulting from such reinvestment, shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that if a vesting date occurs after the record date for, but before the payment date of, a dividend, then the Dividend Equivalent Units related to such dividend and to Units vesting on such vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.

7.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalent Units) shall be transferable by Participant other than by will or by the laws of descent and distribution, and then only in accordance with the Plan. In the event the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any or its Subsidiaries or Affiliates in connection with such transfer or assignment.

8.    Termination of Employment. Except as otherwise provided in the Plan, including Section 11 (Change in Control Provisions) and Section 14(d) thereof, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than death, the Award and all Restricted Stock Units held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically. In the event that Participant’s employment terminates as a result of Participant’s death, then this Agreement will remain effective for up to one year after such termination and the Restricted Stock Units (and Dividend Equivalents) will vest if, when and to the extent, that the performance measures identified in Paragraph 4 above are achieved and certified by the Committee pursuant to Paragraph 4 prior to the earlier to occur of (x) the expiration of such one (1) year period and (y) the Expiration Date. The balance of the Award, if any, shall be forfeited.

9.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity and that Disqualifying Activity occurred prior to the vesting of the Award, the Award and all applicable Restricted Stock Units that are then unvested or subject to restriction shall be forfeited or deemed to be forfeited automatically as of the Disqualification Date determined by the Committee and, if the vesting has already occurred, the provisions of Section 10(b)(ii) of the Plan will apply. Any determination by the Committee that the Participant is engaging in, or has engaged in, any Disqualifying Activity, and of the Disqualification Date, shall be final and conclusive on Participant.

10.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of the Company’s Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto, and the remaining Restricted Stock Units (if any) shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit shall vest and be settled in an equal fraction of a share of the Company’s Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Certification Date occurred.

11.    Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units awarded under this Agreement will be valued at the Fair Market Value of the Company’s Stock on such date.

Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units (“Minimum Withholding Obligations”) either (a) by surrendering to the Company Restricted Stock Units that are then vesting with a value sufficient to satisfy the Minimum Withholding Obligations, or (b) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument. Unless Participant advises the Company, during the Company’s second fiscal quarter of 2018, of his or her election to use an alternative payment method, Participant shall be deemed to have elected to surrender to the Company Restricted Stock Units that are then vesting with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock. Any election by Participant to satisfy Minimum Withholding Obligations by surrendering Stock owned by Participant prior to the date of such satisfaction must be approved in advance by the Committee. All payments, surrenders of Units or Stock, elections or requests for approval must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

12.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, for a period of twelve (12) months immediately following Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph 12, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates is terminated for any reason.

13.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange, that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the following shall apply:

In the event that the Company is required to prepare a restatement of one or more of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will be entitled to recover from Participant, and Participant will promptly upon written demand return to the Company (whether or not Participant remains an employee of the Company at the time of such restatement or thereafter), the amount of any Award granted hereunder that (i) was paid or distributed to Participant (or any assignee or transferee permitted under Paragraph 7 above) during the three year period preceding the date on which the Company is required to prepare such restatement, and (ii) is in excess of what would have been paid or distributed to Participant (or any such assignee or transferee) under the restatement, or such other amount as may be required by the rules of the Securities and Exchange Commission or, if applicable, the New York Stock Exchange.

The provisions of this Paragraph 13 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

15.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

16.     Acknowledgments. Participant: (a) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (b) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Charles E. Jarrett
Vice President & Secretary